UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2007

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Technology Drive, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 836-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities

On October 25, 2007, the Board of Directors of American Superconductor Corporation (the “Company”) approved a plan which the Company announced it was considering earlier in the year to consolidate its operations in Massachusetts. All personnel remaining at the Company’s headquarters in Westborough, Massachusetts will be re-located to its facility in Devens, Massachusetts and the Westborough facility will be closed. The consolidation is expected to result in total restructuring charges for lease termination, relocation, and other costs in the range of $5.5 million to $6.0 million, of which $4.5 million to $5.0 million is expected to be recorded in the last two quarters of the fiscal year ending March 31, 2008, with the majority of these costs expected to be incurred in the third quarter, when the relocation is expected to be substantially completed. The remaining amount is expected to be incurred ratably over the remaining term of the lease on the vacated facility, which expires in May 2009. Of the total restructuring charge, approximately $4.0 to $4.5 million relates to costs associated with terminating the lease, with the remainder for relocation of equipment and employees. All of the restructuring charges will involve cash expenditures. Excluding continuing restructuring charges related to the lease, the Company expects to realize annual savings of approximately $2.5 million per year as a result of this plan beginning in the fourth quarter of fiscal 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: October 31, 2007	By:	/s/ David A. Henry
David A. Henry
Senior Vice President and Chief Financial Officer